Exhibit 19.1
Insider Trading
Finance & Administration Policy Statement
FA 03.18

Policy
In the course of conducting business for or on behalf of MYR Group Inc. and its subsidiary companies (collectively the “Company”), you may come into possession of material information about the Company or other entities that is not available to the public (“material nonpublic information”). You must maintain the confidentiality of material nonpublic information and may not use it in connection with the purchase or sale of Company securities or the securities of any other entity to which the information relates. The Company has adopted this Policy on Insider Trading (the “Trading Policy”) in order to facilitate compliance with the law and to avoid even the appearance of improper conduct by anyone associated with the Company. We have all worked hard to establish the Company’s reputation for integrity and ethical conduct, and we are all responsible for preserving and enhancing this reputation.
Scope
The restrictions set forth in this Trading Policy apply to the Company and all Company officers, directors and employees, wherever located. This Trading Policy also applies to Company officers’, directors’, and employees’ spouses or significant others, minor children, or other family members sharing the same household and any other person for whom the officer, director or employee exercises substantial influence or control over securities trading decisions (collectively, "family members"). This Trading Policy also applies to entities influenced or controlled by a Company officer, director, or employee, including any corporations, partnerships, or trusts (“controlled entities”). The Company may also determine from time to time that other persons will be subject to this Trading Policy, such as contractors or consultants who have access to material nonpublic information and certain stockholders of the Company. Officers, directors, and employees are responsible for confirming that all family members and related entities do not engage in the activities restricted or prohibited under this Trading Policy.
To avoid even the appearance of impropriety, additional restrictions on trading Company securities apply to directors, officers and certain designated employees who have access to material nonpublic information about the Company on a periodic basis. These additional restrictions are set forth in the Addendum to Policy on Insider Trading (the “Addendum”). The Company will notify you if you are subject to the Addendum. The Addendum generally prohibits those covered by it from trading in Company securities during blackout periods and requires pre-clearance for all transactions in Company securities.
Guidelines
Inside Information
Company policy and the laws of the United States and many other countries strictly prohibit the Company and any director, officer or employee of the Company, whenever and in whatever capacity employed, from trading Company securities (including equity securities, convertible securities, options, bonds, and derivatives thereon) while in possession of “inside information” about the Company. Inside information is any material nonpublic information about a company.
If you become aware of any inside information, you may not execute any trade in Company securities and you should treat the information as strictly confidential. This prohibition applies to Company securities as well as the securities of any other company about which you acquire inside information in the course of your duties for the Company. It also applies to transactions for any Company account, client account, employee account or account over which the employee has investment discretion. You are responsible for reviewing this Trading Policy and confirming that your actions do not violate it.
Material Nonpublic Information
As noted above, it is illegal and a violation of Company policy to trade securities while aware of material nonpublic information.
What is Material Information?
Under Company policy and United States laws, information is material if:

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Finance & Administration Policy Statement
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•there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or
•the information, if made public, could reasonably be expected to affect the market price of a company's securities.
Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Material information can be positive, neutral or negative. If you have a question about the materiality of particular information, you should assume it to be material and trading should be avoided.
There is no bright-line standard for assessing materiality and it is not possible to define all categories of material information, as the ultimate determination of materiality by enforcement authorities will be based on an assessment of all relevant facts and circumstances. Information that is material at one point in time may cease to be material at another point in time, and vice versa. Depending on the facts and circumstances, information that could be considered material includes, but is not limited to:
•earnings announcements or estimates, or changes to previously released announcements or estimates;
•other unpublished results or guidance;
•preliminary or interim information on the Company’s performance;
•budgets and forecasts of performance;
•award of contracts and alliance agreements for material projects;
•write downs and additions to reserves for bad debts;
•changes to, expansion of or curtailment of operations or business plans;
•significant changes to marketing, pricing and bidding plans;
•new products, inventions or discoveries;
•patent or other intellectual property milestones;
•actual or threatened disputes, claims, arbitration, litigation or government actions, including citations;
•mergers, divestitures, acquisitions, tender offers, joint ventures or other significant changes in assets;
•changes in analyst recommendations or debt ratings;
•events regarding the Company's securities (e.g., the establishment, amendment, or termination of repurchase plans, stock splits, changes in dividends, changes to the rights of security holders or public or private sales of additional securities);
•a material breach or unauthorized access to property or assets, including relating to a cybersecurity incident or attack;
•changes in control of the Company;
•significant changes in relations among major stockholders, customers, vendors or suppliers;
•changes in senior management or member of the board of directors;
•extraordinary borrowing;
•liquidity problems; and

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•changes in auditors or auditor notification that the Company may no longer rely on an audit report.
What is Nonpublic Information?
Information is considered to be nonpublic unless it has been adequately disclosed to the public, which means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to absorb and evaluate the information.
It is important to note that information is not necessarily publicly disseminated merely because it has been discussed in the press, which will sometimes report rumors. You should presume that information is nonpublic unless you can point to its official release by the Company in at least one of the following ways:
•public filings with securities regulatory authorities;
•issuance of press releases
•meetings with members of the press and the public; or
•information contained in proxy statements and prospectuses.
You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person aware of material nonpublic information should refrain from any trading activity for approximately two full trading days following its official release; shorter or longer waiting periods might be warranted based upon the liquidity of the security and the nature of the information.
Notwithstanding these timing guidelines, it is illegal for you to trade while in possession of material nonpublic information, including situations in which you are aware of major developments that have not yet been publicly announced by the Company or other issuer of the securities in question.
What Transactions are covered by this Trading Policy?
This Trading Policy applies to transactions in Company securities, including the Company’s common stock, options to purchase common stock, stock appreciation rights, restricted stock units, and any other types of securities that the Company may issue, including (but not limited to) preferred stock, non-convertible debt securities such as senior notes, convertible debt securities and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities
Prohibition Against Insider Trading
No Transactions on the Basis of Material Nonpublic Information
Neither the Company nor any officer, director, employee, family member, or controlled entity may directly or indirectly through third parties, buy, sell, or otherwise engage in any transactions in Company securities if such person or entity possesses material nonpublic information.
No officer, director, employee, family member, or controlled entity may buy, sell or otherwise engage in any transactions, directly or indirectly through third parties, in securities of any other firm (including, without limitation, a current or prospective Company customer, supplier, joint venture participant, partner, or party to a potential corporate transaction) if they are in possession of any material nonpublic information about that firm that they obtained in the course of their employment, or other services performed on behalf of, the Company, or any other relationship with the Company. Examples include information about a major contract or potential merger. Note that even if information is immaterial to the Company, it may nevertheless be material to the other firm.

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No Recommendations on the Basis of Material Nonpublic Information
Neither the Company nor any officer, director, employee, family member, or controlled entity may make recommendations or express opinions about trading in Company securities if such person or entity possesses material nonpublic information.
No Assistance
Neither the Company nor any officer, director, employee, family member, or controlled entity may assist anyone engaged in the activities described above.
Other Prohibited Transactions in Company Securities
The Company has also determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if officers, directors, employees, family members, or controlled entities engage in certain types of other transactions. Therefore, the following rules are applicable to such persons and entities:
Short Sales
Neither the Company nor any officer, director, employee, family member, or controlled entity may execute short sales (a sale of securities that are not currently owned by the seller) of Company securities or derivative or speculative transactions in Company securities, including puts and calls.
Publicly-Traded Options
No officer, director, employee, family member, or controlled entity may engage in transactions in put options, call options or other derivative securities, on an exchange or in any other organized market.
Hedging Transactions; Margin Accounts and Pledged Securities
No officer, director, employee, family member, or controlled entity may purchase or use, directly or indirectly through other persons or entities, financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities.
No officer, director, employee, family member, or controlled entity may hold Company securities in a margin account or pledge Company securities as collateral for a loan; provided, however, that such persons or entities may enter into pledging transactions if approved by the chair of the Audit Committee or his or her designee, who will consider such items as he or she deems relevant, including the amount of the pledge as compared to both the average daily trading volume and the total value of Company securities held by such person or entity, as well as the person’s ability to repay any loans secured by Company stock or to substitute other assets as collateral.
Standing and Limit Orders
Due to the general lack of control over the timing of the transaction and the potential for execution at a time when you are in possession of material nonpublic information, standing and limit orders (except standing and limit orders under approved Rule 10b5-1 plans, as described in the Addendum) create heightened risks for insider trading violations and should be used only for a brief period of time and otherwise in compliance with this Trading Policy.
Permitted Transactions
This Trading Policy does not apply to transactions with the Company involving Company securities, except as specifically noted.

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Finance & Administration Policy Statement
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Stock Options
The trading restrictions in this Trading Policy do not apply to exercises of stock options where no Company common stock is sold in the market to fund the option exercise price or related taxes. The trading restrictions do apply, however, to sales of Company common stock received upon the exercise of options in which the proceeds are used to fund the option exercise price (i.e., a cashless exercise of options) or related taxes.
Restricted Stock and Restricted Stock Units
The trading restrictions in this Trading Policy do not apply to the vesting and settlement of restricted stock and restricted stock units, or the withholding or sale of stock back to the Company to satisfy tax withholding obligations upon the vesting of any restricted stock or restricted stock units. The Trading Policy does apply, however, to any market sale of stock after vesting.
Employee Stock Purchase and Savings Plans; Deferred Compensation Plans
The trading restrictions in this Trading Policy do not apply to purchases of Company securities in a Company employee stock purchase plan, 401(k) plan, or deferred compensation plan or similar employee benefit plans resulting from an officer’s, director’s, or employee’s periodic contribution of money to the plan pursuant to his or her payroll deduction election. This Trading Policy does apply, however, to certain elections an officer, director, or employee may make under these plans, including: (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to a Company stock fund; (b) an election to switch an existing account balance into or out of a Company stock fund; (c) an election to borrow money against a plan account if the loan will result in a liquidation of some or all of a Company stock fund; (d) an election to withdraw money from a plan account if the withdrawal will result in a liquidation of some or all of a Company stock fund; and (e) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to a Company stock fund.
Mutual Funds
The trading restrictions in this Trading Policy do not apply to transactions in a mutual fund or other collective investment vehicle (e.g., hedge fund or exchange traded fund) that is invested in Company securities and (1) is publicly traded and widely held, (2) is broad based and diversified, and (3) has investment discretion for fund investments exercised by an independent third party.
Post-Termination Transactions
This Trading Policy continues to apply to transactions in Company securities even after termination of service to, or employment with, the Company. If an individual is in possession of material nonpublic information when his or her service or employment terminates, neither that individual nor his or her family members or controlled entities may not trade in Company securities until that information has become public or is no longer material.
TWENTY-TWENTY HINDSIGHT
If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, you should carefully consider how the transaction may be construed in the bright light of hindsight. If you have any questions or uncertainties about this Trading Policy or a proposed transaction, please ask the Company’s Compliance Officer or Chief Legal Officer.

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Finance & Administration Policy Statement
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“TIPPING” MATERIAL NONPUBLIC INFORMATION IS PROHIBITED
In addition to trading while in possession of material nonpublic information, it is illegal and a violation of this Trading Policy for any officer, director, employee, family member, or controlled entity to directly or indirectly disclose material nonpublic information to (a) persons within the Company whose jobs do not require them to have that information, or (b) persons outside the Company including, but not limited to, family members, controlled entities, friends, business associates, investors, and consulting firms, unless any such disclosure is authorized and made in a manner to protect such information from unauthorized disclosure.
Officers, directors, employees, family members, and controlled entities may be liable for tipping material nonpublic information to any third party (a “Tippee”). Tippees inherit an insider’s duties and may be liable for trading on material nonpublic information illegally tipped to them by an insider. Tipping may also result in the same penalties to the tipper as if that person effected the transaction themselves.
SAFEGUARDING CONFIDENTIAL INFORMATION
If material information relating to the Company or its business has not been publicly disclosed, such information must be kept in strict confidence and should be discussed only with persons who have a “need to know” the information for a legitimate business purpose. The utmost care and circumspection must be exercised at all times in order to protect the Company's confidential information. The following practices should be followed to help prevent the misuse of confidential information:
•Avoid discussing confidential information in places where you may be overheard by people who do not have a valid need to know such information, such as on elevators, in restaurants and on public transportation.
•Avoid discussing confidential information on cellular phones, and take great care when discussing such information on speaker phones. Do not discuss such information with relatives or social acquaintances.
•Discuss confidential information with others in offices or conference rooms with the doors closed.
•Do not give your computer IDs and passwords to any other person. Password protect computers and log off when they are not in use.
•Refrain from retaining confidential information on laptop hard drives, external memory sticks or other portable media.
•Always put confidential documents away when not in use and, based upon the sensitivity of the material, keep such documents in a locked desk or office. Do not leave documents containing confidential information where they may be seen by persons who do not have a need to know the content of the documents.
•Be aware that the Internet and other external electronic mail carriers are not secure environments for the transmission of confidential information.
•Comply with the specific terms of any confidentiality agreements of which you are aware.
•Upon termination of your employment, you must return to the Company all physical (including electronic) copies of confidential information as well as all other material embodied in any physical or electronic form that is based on or derived from such information, without retaining any copies.
You may not bring the confidential information of any former employer to the Company.

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Finance & Administration Policy Statement
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RESPONDING TO REQUESTS FOR INFORMATION
You may find yourself the recipient of questions concerning various activities of the Company. Such inquiries can come from the media, securities analysts, investors and others regarding the Company's business, rumors, trading activity, current and future prospects and plans, acquisition or divestiture activities and other similar important information. Under no circumstances should you attempt to handle these inquiries without prior authorization. Only Company individuals specifically authorized to do so may answer questions about or disclose information concerning the Company.
•Refer requests for information regarding the Company from the financial community, such as securities analysts, brokers or investors to the Company's Chief Financial Officer.
•Refer requests for information regarding the Company from the media or press to the Company’s Vice President of Marketing.
•Refer requests for information from the Securities and Exchange Commission or other regulators to the Company’s Chief Legal Officer.
REPORTING VIOLATIONS/SEEKING ADVICE
You must report known or suspected violations of this Trading Policy to the Company’s Compliance Officer or Chief Legal Officer by phone (303) 853.7643 or e-mail (wfry@myrgroup.com) or to the Company’s Anonymous Incident Reporting System - MYRlistens – www.MYRlistens.com - seven days a week, 24 hours a day.
In addition, if you:
•receive material nonpublic information that you are not authorized to receive or that you do not legitimately need to know to perform your employment responsibilities; or
•receive confidential information and are unsure if it may be material nonpublic information or whether its release might be contrary to a fiduciary or other duty or obligation, you should not share it with anyone.
To seek advice about what to do under those circumstances, you should contact the Company's Compliance Officer or Chief Legal Officer. Consulting your colleagues can have the effect of exacerbating the problem. Containment of the information, until the legal implications of possessing it are determined, is critical.
PENALTIES FOR VIOLATIONS OF THE TRADING POLICY AND LAWS
In the United States and many other countries, the personal consequences to you of illegally trading securities while in possession of material nonpublic information can be quite severe. Besides requiring disgorgement of profits gained or losses avoided, there are substantial civil and criminal penalties that may be assessed for insider trading. Penalties could include imposition of a penalty of up to three times the illicit windfall. In addition, corporations and individuals may be fined up to millions of dollars and individuals may be imprisoned for up to twenty years for insider trading violations. Company employees who violate this Trading Policy may also be subject to discipline by the Company, up to and including termination of employment.

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Finance & Administration Policy Statement
FA 03.18

ADDENDUM
INTRODUCTION
This Addendum explains requirements and procedures which apply to all directors, officers and certain designated employees (the “Covered Persons”) of MYR Group Inc. and its subsidiary companies (collectively, the “Company”) who have access to material nonpublic information about the Company, and is in addition to and supplements the Company’s Policy on Insider Trading (the “Trading Policy”). The positions held by those who are Covered Persons subject to this Addendum are listed on attached Schedule A. The Company may from time to time designate other positions to be subject to or removed from this Addendum and will amend Schedule A as necessary to reflect such changes. The Company may also from time to time designate other individuals to be subject to this Addendum. The Company will notify you if you are subject to this Addendum. Please note that the Trading Policy and this Addendum apply to all Company securities that you hold or may acquire in the future.
Please read this Addendum carefully. When you have completed your review, please sign the attached acknowledgment form and return as instructed in the training or to:
MYR Group Inc.
12121 Grant Street, Suite 510
Thornton, CO 80241
Attention: Vice President, Human Resources
Contact the Company’s Chief Legal Officer, if at any time you:
•have questions about the Trading Policy, the Addendum or their application to a particular situation; or
•plan to trade in the Company's securities but are unsure about whether you are authorized to do so.
GENERAL RULES
In general terms, the law and Company policy prohibit:
1.    Buying or selling Company securities or derivative securities (or in some cases the securities of other companies) while in possession of material nonpublic information. In order to avoid even the appearance of impropriety, the Company's policy is to require pre-clearance of all transactions in Company securities by Covered Persons (as described in more detail below), and to prohibit any transactions in the Company's securities by the Covered Persons during certain designated blackout periods, as detailed below.
2.    Disclosing material nonpublic information to outsiders, including family members (as defined in the Trading Policy) and others (tipping), who then trade or pass the information on to other outsiders who trade in the Company's securities or the securities of another company while in possession of that information.
3.    Retaining “short-swing profits” earned by directors or certain officers through trading in the Company's equity securities (including derivative securities), whether or not in possession of material nonpublic information. Any such profits, which generally involve a purchase and sale or a sale and purchase (or any number of these transactions) within any period of less than six months, must be disgorged to the Company.
4.    The sale of any Company securities without complying with all applicable requirements of the Securities Act of 1933 (the “Securities Act”).
5.    Answering questions or providing information about the Company and its affairs to outsiders unless you are specifically authorized to do so, or it is a regular part of your position.

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Finance & Administration Policy Statement
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In addition, Company directors and those officers1 designated by the Board of Directors as Section 16 officers (“Section 16 Officers”) are required to file a number of forms with the Securities and Exchange Commission (the “SEC”) in connection with various events, which include:
•An initial statement regarding beneficial ownership of equity securities of the Company, usually filed at the time of becoming a director or Section 16 Officer, regardless of actual ownership of such securities (Form 3).
•Statements of changes of beneficial ownership of securities of the Company, or derivatives thereof, to be filed before the end of the second business day after any such change (Form 4).
•Annual statement of beneficial ownership of securities, filed within 45 days of the end of the Company's fiscal year with respect to certain securities transactions not earlier reported (Form 5).
Although the Company's Chief Legal Officer will provide information to its directors and Section 16 Officers concerning these requirements and the filing of needed Forms, each Section 16 Officer and director bears legal responsibility for complying with these requirements. Consult with the Company’s Chief Legal Officer, or, if you prefer, with your individual legal counsel regarding any questions you have in this area.
TRADING WHILE AWARE OF MATERIAL NONPUBLIC INFORMATION
You must maintain the confidentiality of material nonpublic information and may not trade in Company securities or derivatives or the securities or derivatives of any other entity to which the information relates until the information has been made public. The Company's Trading Policy has a detailed policy describing the prohibition against trading while aware of material nonpublic information, which you must read and follow.
TRADING PLANS
Notwithstanding the prohibition against insider trading, subject to the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”), Covered Persons may trade in Company securities regardless of their awareness of inside information if the transaction is made pursuant to a pre-arranged written trading plan (“Trading Plan”) that meets the requirements of Rule 10b5-1 and the Company’s Rule 10b5-1 Trading Plan Guidelines (described in Appendix A to this Addendum).
PRE-CLEARANCE PROCEDURES
Covered Persons and their family members and controlled entities (each as defined in the Trading Policy), may not engage in any transaction involving the Company's securities (including the exercise of stock options, gifts, loans, contributions to a trust, or any other transfers) without first obtaining clearance of the transaction from the Company's Chief Legal Officer. A request for pre-clearance to trade in Company securities should be submitted in writing to the Chief Legal Officer at least two business days in advance of the proposed transaction. When a request for pre-clearance is made, the requestor should confirm in the request that (1) the Trading Policy, including this Addendum, has been reviewed and (2) no material nonpublic information about the Company is possessed by the requestor. The Chief Legal Officer will review the circumstances of the proposed trade, taking into consideration
1     Rule 16a-1 under the Exchange Act defines those "officers" who are subject to the trading restrictions and reporting obligations of Section 16 of the Exchange Act to include an issuer's president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the issuer in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the issuer. Officers of the issuer's parent(s) or subsidiaries are deemed officers of the issuer if they perform such policy-making functions for the issuer.

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any pending material events or other material information regarding the Company that has not yet been publicly disclosed, and whether it raises insider trading concerns or other concerns under federal laws and regulations. The Chief Legal Officer is under no obligation to pre-clear any trade. If a request for pre-clearance does not receive a response, the request will be deemed to have been denied. Clearance of a transaction must be obtained during a period when trading is permitted in accordance with this Addendum. If a proposed transaction receives pre-clearance, the pre-cleared trade must be effected within three business days of receipt of pre-clearance, unless an exception is granted or the person becomes aware of material nonpublic information before the trade is executed, in which case the pre-clearance is void and the trade must not be completed. If the transaction order is not placed within the time limit, clearance of the transaction must be re-requested. If clearance is denied, such person should refrain from initiating any transaction in Company securities and the fact of such denial must be kept confidential by the person requesting such clearance. Notwithstanding the foregoing, pre-clearance is not required for an employee to trade in the Company’s securities pursuant to a pre-arranged Trading Plan adopted in accordance with the requirements of Rule 10b5-1 and the Company’s Rule 10b5-1 Trading Plan Guidelines.
BLACKOUT PERIODS
In addition to being subject to the limitations set forth in the Trading Policy, Covered Persons and their family members and controlled entities are subject to the following blackout periods, during which they may not trade in the Company's securities (except that such persons and entities may trade in the Company’s securities by means of pre-arranged Trading Plans established in accordance with the requirements of Rule 10b5-1 and the Company’s Rule 10b5-1 Trading Plan Guidelines).
Quarterly Blackout.
Because the announcement of the Company's quarterly and annual financial results will almost always have the potential to have a material effect on the market for the Company's securities, you may not trade in the Company's securities during the period beginning on the earlier of (1) the 15th day of the last month of the quarter or (2) the day of the Company’s monthly internal financial review in the last month of the quarter and ending after the second full business day following the release of the Company's financial results for that quarter.
Interim Earnings Guidance and Event-Specific Blackouts.
The Company may, on occasion, issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.
From time to time, an event may occur that is material to the Company and is known by only a few individuals. The existence of an event-specific blackout will not be announced. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company's securities during an event-specific blackout, the Company’s Chief Legal Officer may inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.
Directors and Section 16 Officers may also be subject to event-specific blackouts pursuant to the SEC's Regulation Blackout Trading Restriction, which prohibits certain sales and other transfers by insiders during certain pension plan blackout periods.

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Even if a blackout period is not in effect, at no time may you trade in Company securities if you are aware of material nonpublic information about the Company. The fact that the Company’s Chief Legal Officer does not notify you of an event-specific blackout will not relieve you of the obligation not to trade while aware of material nonpublic information. Trading in the Company's securities while a blackout period is not in effect should not be considered a “safe harbor,” and you should use good judgment at all times. Ultimately, you have the individual responsibility to comply with the Trading Policy and this Addendum. You may, from time to time, have to forego a proposed transaction in the Company's securities even if you planned to make the transaction before learning of the material nonpublic information and even though you believe you may suffer an economic loss or forego anticipated profit by waiting.
REPORTING AND FORM FILING REQUIREMENTS
Under Section 16(a) of the Exchange Act, directors and Section 16 Officers of the Company must file forms with the SEC when they engage in certain transactions involving the Company's equity securities. In this context, in addition to equity interests such as common stock, “equity securities” of the Company also include securities known as derivative securities, which include options, warrants, convertible securities, and stock appreciation rights.
Any questions concerning whether a particular transaction will necessitate filing of one of the following described forms, or how or when it should be completed should be asked of the Company's Chief Legal Officer, or, if you prefer, your individual legal counsel. The Company must disclose in its Annual Report on Form 10-K and in its Proxy Statement any delinquent filings of Forms 3, 4 or 5 by directors and Section 16 Officers, and must post on its website, by the end of the business day after filing with the SEC, any Forms 3, 4 and 5 relating to the Company's securities.
The Chief Legal Officer’s office will assist directors and Section 16 Officers in preparing and filing the required Section 16 forms; however, such directors and Section 16 Officers retain responsibility for the Section 16 form. To facilitate compliance with all reporting requirements, such directors and Section 16 Officers must, on the date of any trade, provide the Chief Legal Officer’s office with all information relating to the trade that is necessary to properly prepare a Form 4 or other Section 16 form. Such directors and Section 16 Officers must also execute a Form 4 or other Section 16 form (either individually or through a duly authorized power of attorney) within a sufficient amount of time to allow the Chief Legal Officer’s office to electronically file the Form 4 via the SEC’s Electronic Data Gathering, Analysis, and Retrieval system before the end of the second business day following the trade.
Form 3: Initial Beneficial Ownership Statement.
A person who becomes a director or Section 16 Officer of the Company must file a Form 3 within ten calendar days of becoming a director or Section 16 Officer, even if the director or Section 16 Officer is not an owner of the Company's equity securities at the time. The Form 3 must disclose the director's or Section 16 Officer's ownership of any Company equity securities the director or Section 16 Officer owns immediately prior to assuming office.
Form 4: Changes of Beneficial Ownership Statement.
As long as a person remains a director or Section 16 Officer, and, for certain transactions, for up to six months after a person no longer holds such a position with the Company, a Form 4 must be filed before 10:00 p.m. (eastern time) on the second business day following the day that there is a change in the number of equity securities of the Company held from that previously reported to the SEC. There are limited exceptions to this requirement.

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Form 5: Annual Beneficial Ownership Statement.
A Form 5 must be filed with the SEC by any individual who served as a director or Section 16 Officer of the Company during any part of the Company's fiscal year to report: (1) all reportable transactions in Company equity securities exempt from the Form 4 filing requirement or unreported transactions of less than $10,000; (2) all transactions that should have been reported during the last fiscal year but were not; and (3) with respect to an individual's first Form 5, all transactions which should have been reported but were not for the last two fiscal years.
A Form 5 need not be filed if all transactions otherwise reportable have been previously reported. If required, Form 5 must be filed on or before the 45th day after the end of the Company fiscal year, which is December 31. Common types of transactions reportable on Form 5 include unreported transactions of less than $10,000.
Family Holdings
Directors and Section 16 Officers are presumed to beneficially own securities held by any member of the director's or Section 16 Officer's immediate family sharing the director's or Section 16 Officer's household. As a result, directors and Section 16 Officers must report all holdings and transactions by immediate family members living in the director's or Section 16 Officer's household. For this purpose, "immediate family" includes a spouse, children, stepchildren, grandchildren, parents, grandparents, stepparents, siblings, and in-laws, and also includes adoptive relationships.
Reporting Exemptions for Certain Employee Benefit Plan Transactions
Rule 16b-3 under the Exchange Act provides exemptions for director and Section 16 Officer reporting of certain employee benefit plan events on Forms 4 and 5, including certain routine non-volitional transactions under tax-conditioned thrift, stock purchase and excess benefit plans.
A transaction that results only in a change in the form of a person's beneficial ownership is also exempt from reporting. An exempt "change in the form of beneficial ownership" would include, for example, a distribution of benefit plan securities to an insider participant where the securities were previously attributable to the insider. Exercises or conversions of derivative securities would not, however, be considered mere changes in beneficial ownership and would be reportable.
The vesting of most stock options, restricted stock and stock appreciation rights is also not subject to the reporting requirements.
SHORT-SWING TRADING PROFITS AND SHORT SALES
Short-Swing Trading Profits
In order to discourage directors and officers from profiting through short-term trading transactions in equity securities of the Company, Section 16(b) of the Exchange Act requires that any “short-swing profits” be disgorged to the Company. (This is in addition to the Section 16 reporting requirements described above.) "Short-swing profits" are profits that result from any purchase and sale, or sale and purchase of the Company's equity securities within a six-month period, unless there is an applicable exemption for either transaction. It is important to note that this rule applies to any matched transactions in the Company's securities (including derivative securities), not only a purchase and sale or sale and purchase of the same shares, or even of the same class of securities. Furthermore, pursuant to the SEC's rules, profit is determined so as to maximize the amount that the director or Section 16 Officer must disgorge, and this amount may not be offset by any losses realized. "Short-swing profits" may exceed economic profits.

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Short-swing Exemptions for Certain Reinvestment and Employee Benefit Plan Transactions
As indicated, to come within the short-swing rules, a purchase and sale (or sale and purchase) within any period of less than six months are matched to determine what profit there is (if any). Rule 16b-3 has carved out a few exceptions to what constitutes a "purchase" for these matching purposes.
Under this Rule certain transactions involving acquisitions of equity securities under employee benefit plans are not counted as "purchases" for short-swing purposes, provided that the benefit plan meets various statutory requirements.
The Company's Long-Term Incentive Plan meets these requirements, and therefore an acquisition of equity securities under it, generally speaking, is not a “purchase” for short-swing purposes.
LIMITATIONS AND REQUIREMENTS ON RESALES OF THE COMPANY'S SECURITIES
Under the Securities Act, directors and certain officers who are affiliates2 of the Company who wish to sell Company securities generally must comply with the requirements of Rule 144 or be forced to register them under the Securities Act. "Securities" under Rule 144 (unlike under Section 16) are broadly defined to include all securities, not just equity securities. Therefore, with limited exception, the Rule 144 requirements apply not only to common and preferred stock, but also to bonds, debentures and any other form of security. Also, the safe harbor afforded by this rule is available whether or not the securities to be resold were previously registered under the Securities Act (except that the minimum holding period required to satisfy the safe harbor shall apply only to securities which were not registered under the Securities Act).
The relevant provisions of Rule 144 as they apply to resales by affiliate directors and officers seeking to take advantage of the safe harbor are as follows:
1.    Current public information. There must be adequate current public information available regarding the Company. This requirement is satisfied only if the Company has filed all reports required by the Exchange Act during the twelve months preceding the sale.
2.    Manner of sale. The sale of the Company's equity securities3 must be made in an open market transaction through a broker at the prevailing market price for no more than the usual and customary brokerage commission (or to a market maker at the price held out by the market maker). Furthermore, the broker may not solicit or arrange for the solicitation of customers to purchase the shares. In addition, your broker likely has its own Rule 144 procedures (and must be involved in transmitting Form 144 (see item 4 below)), so it is important to speak with your broker prior to any sale. Even if your stock certificates do not contain any restrictive legends, you should inform your broker that you may be considered an affiliate of the Company.
3.    Number of shares which may be sold. The amount of equity securities that may be sold in a three-month period is limited to the greater of:
a.    one percent of the outstanding shares of the same class of the Company, or
b.    the average weekly reported trading volume in the four calendar weeks preceding the transactions.
With regard to debt securities, up to ten percent of a tranche (or class in the case of non-participatory preferred stock), together with all sales of securities of the same tranche (or class) sold for the account of the selling holder, may be sold in any three-month period.
2     Rule 144 under the Securities Act defines "affiliate" of an issuer as "a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer."
3     Debt securities are not subject to any manner of sale requirements.

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4.    Notice of proposed sale. If the amount of securities proposed to be sold during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the affiliate must file a notice of sale with the SEC on Form 144 prior to, or concurrently with, the placing of the order to sell securities.
5.    Holding Periods. Any securities of the Company acquired directly or indirectly from the Company in a transaction that was not registered with the SEC under the Securities Act (restricted securities) must be held for 6 months prior to reselling such securities. There is no statutory minimum holding period for securities which were registered under the Securities Act or acquired in an open-market transaction.
In certain situations (e.g., securities acquired through stock dividends, splits or conversions), "tacking" is permitted; that is, the new securities will be deemed to have been acquired at the same time as the original securities.
QUESTIONS
Because of the technical nature of some aspects of the federal securities laws, all directors and officers should review this material carefully and contact the Company’s Chief Legal Officer prior to engaging in any transaction in the Company's securities which might be in conflict with the securities law and this Company Policy.

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SCHEDULE A
POSITIONS OF COVERED PERSONS

MYR Group Inc.	MYR Group Inc. Subsidiary Companies
Directors
President
Chief Executive Officer
Chief Operating Officer
Treasurer
Chief Financial Officer
Chief Accounting Officer
Chief Legal Officer
Secretary
Group Vice Presidents
Senior Vice Presidents
Vice Presidents
Controllers
Assistant Controllers
Accounting Managers[1]
Accounting Supervisors[1]
Staff Accountants
Financial Analysis Staff
Director Risk Management
Director Internal Audit
Internal Audit Staff
Manager SEC Reporting
SEC Reporting Staff
Assistant General Counsels
Attorneys
Chief Estimator
Accounting Supervisor
Directors Presidents Treasurers Secretaries Senior Vice Presidents Vice Presidents Controllers Assistant Controllers Accounting Managers[1] Accounting Supervisors[1]
1.    Excludes accounting managers and accounting supervisors for accounts receivables, accounts payable, and fixed assets.

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APPENDIX A
RULE 10b5-1 TRADING PLAN GUIDELINES
    These guidelines are designed to facilitate the review of pre-arranged trading plans under Rule 10b5-1 (“Rule 10b5-1”) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) submitted to the Chief Legal Officer of MYR Group Inc. (the “Company”) for review and pre-approval pursuant to the Company’s the Company’s Policy on Insider Trading and related Addendum (collectively, the “Policy”). Capitalized terms used in these guidelines without definition are as defined in the Policy. The Chief Legal Officer has been authorized by the Board of Directors of the Company to amend these guidelines at any time for the purpose of conforming these guidelines with applicable law, in accordance with legal advice, or the rules and regulations of the Securities and Exchange Commission.
    Pre-Arranged Plan Provisions—Each pre-arranged trading plan will be reviewed and pre-approved by the Chief Legal Officer. The Chief Legal Officer will determine whether the proposed pre-arranged trading plan contains the following mandatory terms, unless the Chief Legal Officer recognizes there is an exception in a particular case.
•The plan must affirm an intent to comply with Rule 10b5-1.
•If the person entering into (or modifying) the plan is an “officer” (as defined in Rule 16a-1(f) of the Exchange Act, an “Officer”) of the Company or a member of the Board of Directors of the Company (a “Director”), the plan must include a certification by such person that, on the date of adoption (or modification) of the plan, such person is not in possession of material nonpublic information about the Company or its securities.
•If the person entering into (or modifying) the plan is an Officer or a Director, the plan must include a certification by the person that, on the date of adoption (or modification) of the plan, the person is adopting (or modifying) the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) and Rule 10b-5 under the Exchange Act.
•The plan must specify the nature of the transactions (e.g., purchase or sale).
•The plan must not permit the exercise of any subsequent influence over how, when or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the plan, did exercise such influence must not have been aware of material nonpublic information when doing so.
•The plan must specify the terms of all transactions (identify the amounts, prices, and dates of proposed transactions).
•If the person entering into (or modifying) the plan is an Officer or a Director, the plan must provide for a cooling-off period of at least the later of (1) 90 days after the adoption (or modification) of the plan and (2) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the plan was adopted (or modified) (but not to exceed 120 days following plan adoption (or modification)), before execution of the first transaction (or next transaction, in the case of a modification) under the plan.
•If the person entering into (or modifying) the plan is not an Officer or Director, the plan must provide for a cooling-off period of at least 30 days after adoption (or modification) of the plan before execution of the first transaction (or next transaction, in the case of a modification) under the plan.

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•The plan must specify a termination date that is at least six months following the effective date of the plan.
•If the person entering into (or modifying) the plan is an Officer or Director, the plan must include reporting compliance provisions, instructing parties effecting transactions to provide timely notification of such transactions to the Chief Legal Officer for purposes of assuring compliance with applicable reporting requirements, such as those arising under Rule 144 of the Securities Act of 1933 and Section 16 under the Exchange Act.
    Additional Requirements/Considerations—The following requirements and considerations apply in connection with any pre-arranged trading plan, unless the Chief Legal Officer recognizes there is an exception in a particular case.
•A plan must be entered into (or modified) in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) and Rule 10b-5 under the Exchange Act.
•Once a plan has been entered into (or modified), the person entering into the plan must act in good faith with respect to such plan throughout the duration of the plan.
•Any modification or change to the amount, price or timing of the purchase or sale of securities underlying a plan will generally be considered a termination of such plan and the adoption of a new plan.
•The plan may not be entered into, modified, or terminated during a blackout period.
•The plan must be entered into, modified or terminated while the person entering into, modifying, or terminating the plan is not aware of any material nonpublic information regarding the Company and its securities.
•The plan may not be modified or terminated without the prior approval of the Chief Legal Officer, which approval may require a waiting period, as appropriate.
•The person entering into (or modifying) the plan may generally only have one pre-arranged trading plan in effect and active at any time. However, a person may maintain two separate plans at the same time so long as trading pursuant to the later-commencing plan is not authorized to begin until after all trades under an earlier-commencing plan are completed or have expired without execution (if an individual otherwise terminates the earlier-commencing plan, the later-commencing plan would be subject to a new cooling-off period, as described above).
•If the plan is designed to effect the open-market purchase or sale of the total amount of securities subject to such plan as a single transaction (a “single-trade plan”), the person entering into (or modifying) the plan must not have entered into (or modified) another single-trade plan in the prior 12-month period that also qualified for the affirmative defense under Rule 10b5-1.
•In the case of Officers and Directors, the adoption, modification, or termination of a plan, the material terms of a plan (other than price), and transactions pursuant to a plan will be publicly disclosed in accordance with the applicable laws, rules, and regulations of the Securities and Exchange Commission.

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•In connection with the entry into (or modification of) a plan, an Officer or Director should consider, in consultation with the Chief Legal Officer, Section 16(b) of the Exchange Act. Most transactions under Rule 10b5-1 trading plans are likely to involve open-market sales or purchases that could be matched with opposite-way transactions within less than six months to produce profits recoverable by the Company under Section 16(b). An Officer or Director establishing a plan should determine whether there are any potentially matchable transactions in the past, or in the future, that could cause profits from plan transactions to be recovered by the Company under Section 16(b).

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